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                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 21

                         Subsidiaries of the Registrant



  Exclusive of inactive subsidiaries, the Registrant as of March 29, 1999 had the following subsidiaries:



                                                       Place of
         Name                                       Incorporation
         ----                                       -------------


  CompuCom Properties, Inc.                             Delaware

  The Computer Factory Inc.                             New York

  ClientLink, Inc.                                      Delaware

  International Micronet Systems                        California

  CSI Funding, Inc.                                     Delaware

  Dataflex Corporation                                  Florida

  Computer Integration Corporation                      Delaware